Exhibit 10.5

OCLARO TECHNOLOGY LIMITED

(the “Company”)

Caswell, Towcester, Northamptonshire, NN12 SEQ

SUMMARY OF TERMS OF EMPLOYMENT

This summary of the terms and conditions of employment is provided for ease of reference only and has no legal effect. The terms and conditions applicable to your employment are set out in the attached contract of employment. In the event that this summary contradicts or differs from the attached contract of employment, the terms and conditions set out in the contract shall prevail and take precedence over this summary.

EMPLOY EE’S NAME:	ADRIAN MELDRUM
ADDRESS:	71 Bishops Drive Wokingham Berks RG40 lWA

Summarv of terms and conditions

Commencement date:	TBA2013 18/11/13

NOTICE PERIOD:	Three months or statutory minimum whichever is greater, following completion of the probationary period.

JOB TITLE:	EXECUTIVE VICE PRESIDENT WORLDWIDE SALES

REPORTING TO:	CHIEF EXECUTIVE OFFICER

PLACE OF WORK:	Caswell, but please note that the contract includes a mobility clause.

HOURS OF WORK:	VARI-TIME, 37.5 HOURS PER WEEK

SALARY:	£170,000 per annum

BONUS	60% at target with a maximum of 150%. All bonuses are discretionary and subject to Company targets.

HOLIDAYS:	25 days per calendar year

SICK PAY:	This is limited to Statutory Sick Pay only for first three months of employment (see note). You will subsequently be eligible for Company sick pay, which includes SSP and varies between 4 weeks to 26 weeks depending on length of service (with part time staff receiving a pro rata entitlement.)

PENSION:	The Company will match your contribution plus pay 3% up to a maximum of 9%.

MEDICAL INSURANCE:	The Company will provide Family cover for you. Cover that includes children will provide insurance for children up to age 24 regardless of whether they are in full time education or not.

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MEDICAL CASHPLAN:	The Company will provide Cashplan Level 1 cover for you.

INCOME PROTECTION:	40% of your salary will be paid as Company sick pay for 5 years (less Single Person’s Incapacity Benefit) following 52 weeks continuous sick absence. This is dependent on acceptance of your application by the scheme provider.

LIFE ASSURANCE	This scheme provides benefits on death in service of 4 times your basic annual salary, which is paid in accordance with the rules of the scheme in force.

AMOUNT OF STOCK	60,000 subject to the conditions stated in this contract.

OPTION/RSU/RSA:	60,000 subject to the conditions stated in this contract.

N.B. THERE ARE RESTRICTIONS RELATING TO:

a) Your use of Confidential Information.

b) Your undertaking other employment, engagements and/or having other business interests during your employment with the Company.

c) You being employed, engaged or interested in a competing business for 6 months following the termination of your employment.

d) You soliciting or dealing with clients of the Company in competition with the Company’s business for 6 months following the termination of your employment.

e) You enticing away or employing any employee of the Company for 6 months following the termination of your employment.

f) You enticing away any supplier of the Company or endeavouring to interfere with the terms of business between the Company and its suppliers for 6 months following the termination of your employment.

g) Your dealing in the shares of the Company.

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CONTRACT OF EMPLOYMENT

This Agreement is dated the * 2013.

BETWEEN:

(1)	OCLARO TECHNOLOGY LIMITED, a company registered in England and Wales under company number 02298887 and with its registered office at Caswell, Towcester, Northamptonshire, NN12 8EQ (the “Company”); and

(2)	Add name and address of employee*.

1.	JOB TITLE AND DUTIES

1.1.	You will be employed as Executive Vice President Worldwide Sales, reporting to the Chief Executive Officer, or such other person as the Company may from time to time determine (“your Manager”).

1.2.	You may however be required to carry out such alternative or additional duties as the Company may require from time to time and you agree that you may be seconded to work for one or more Group Companies at any time.

1.3.	You agree to faithfully and diligently perform your duties to the best of your ability and use your best endeavours to promote the interests of the Company and any Group Companies for whom you are required to work.

2.	OUTSIDE INTERESTS

2.1.	For the purposes of avoiding a conflict of interests with your duties under this agreement, you agree that during your employment you will not be employed, engaged, interested or concerned in any trade, business, firm, company or organisation without the prior written consent of your Manager. You may, however, hold (directly or through nominees including your spouse, partner or minor children) by way of bona fide personal investment up to 3% of the issued shares, debentures or other securities of any company whose shares are listed on a recognised investment exchange or dealt in the Alternative Investment Market.

2.2.	During your employment you will, and will procure that your spouse/partner and minor children will comply with all applicable rules of law, any recognised investment exchange regulations or any Company policy, code or regulations in relation to dealings in shares, debentures or other securities of the Company and any Group Company or relating to any unpublished price sensitive information affecting the securities of the Company, any Group Company or any other company.

3.	FREEDOM TO TAKE UP EMPLOYMENT WITH THE COMPANY

You warrant that any notice period you are required to give or to serve with a previous employer has expired and that, by entering into this contract or performing any of your duties for the Company, you will not be in breach of any other contract, agreement or obligation binding on you.

4.	PERIOD OF CONTINUOUS EMPLOYMENT

Your employment will commence on (date). No employment with a previous employer counts as part of your period of continuous employment with the Company

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5.	CONDITIONS OF EMPLOYMENT

5.1.	Your employment with the Company is conditional on:

(a)	Receipt by the Company of at least two references in relation to you which the Company considers satisfactory, one of which must be from your last employer; and

(b)	You producing such documentation as the Company may reasonably require to establish your right to work lawfully in the United Kingdom.

5.2.	Should you fail to comply with either of these conditions, any offer of employment by the Company may be withdrawn without notice and if already accepted, the Company may terminate your employment (notwithstanding any other term of this Agreement) without notice or a payment in lieu of notice during the first month of employment or thereafter by giving you the minimum period of notice required by statute.

6.	PROBATIONARY PERIOD

6.1.	The first six months of your employment will be probationary and your performance, conduct and suitability for continued employment will be reviewed throughout this probationary period.

6.2.	Your employment may be terminated by the Company giving to you not less than one month’s notice at any time during or at the end of the probationary period and you agree that any disciplinary or poor performance procedures the Company may have in force shall not apply to you during your probationary period.

7.	TERM

Subject to the remainder of this clause 7, following completion of your probationary period your employment may be terminated by the Company giving to you not less than three months’ written notice.

7.1.	You may terminate your employment at any time by giving to the Company not less than three months’ notice in writing.

7.2.	Notwithstanding any other term of this Agreement, the Company may terminate your employment without notice and without any payment in lieu of notice in the event that you are guilty of gross misconduct, gross negligence or breach a fundamental term of this Agreement.

7.3.	As an alternative to giving you notice in accordance with clause 7.1, the Company may in its absolute discretion choose to terminate your employment immediately at any time provided that the Company will make you a payment in lieu of notice equivalent to your basic salary over any unexpired period of notice due under clause 7 of this Agreement, subject to deductions for income tax, employee’s national insurance contributions and other deductions required by law.

7.4.	You hereby acknowledge and agree that you shall not be entitled to any enhanced redundancy payment(s) in the event that the Company terminates your employment by reason of redundancy at any time, and your entitlement shall be limited to a statutory redundancy payment calculated in accordance with Section 162 Employment Rights Act 1996 in this event.

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8.	PLACE OF WORK

Your normal place of work will initially be Caswell, Towcester, Northants NN12 8EQ. You agree that the Company may change your normal place of work, temporarily or permanently, to anywhere within the United Kingdom, even if this requires you to relocate your home. The Company will give you at least one months’ prior notice of any permanent change of location.

8.1.	If you are required to move your home, the Company will provide you with reasonable relocation assistance.

8.2.	You may be required to travel and undertake your duties anywhere in the world, provided that you shall not be required to work outside the United Kingdom for periods in excess of one month at a time.

9.	SALARY

9.1.	You will be paid a basic salary at a rate of £170,000 (One Hundred and Seventy Thousand pounds} per annum, subject to deductions for income tax, employee’s national insurance contributions and any other deductions required or permitted by law. Your salary will accrue on a day-to-day basis and is paid on or about 24th day of each month for that complete month. Your salary is paid in respect of your duties both for the Company and any other Group Company for whom you are required to work.

10.	EXPENSES

You will be reimbursed for all expenses reasonably and properly incurred by you on the business of the Company or the Group provided you comply with any expenses policy of the Company in force from time to time and you produce to the Company such receipts, voucher or other evidence of actual payment of the expenses concerned as the Company may reasonably require from time to time.

11.	PENSION AND OTHER BENEFITS

Pension. You are eligible to join the Company’s Group Personal Pension Plan {GPPP}. The Company will contribute to the GPPP, by means of equal monthly installments, during such periods as you are an active member of the GPPP at a rate per complete year of membership equivalent to three percent of your base salary more than the personal pension cont ribution you choose to make to the GPPP (with contributions for part of a year being reduced on a pro rata basis), subject at all times to: (a) a maximum employer contribution per year of nine percent of base salary being payable by the Company; (b) any contribution limitations prescribed by HM Revenue and Customs from time to time; and (c) the rules of the GPPP (which you acknowledge may vary from time to time) . Contribution levels are outlined in the table below.

Employee contribution rate	Employer’s contribution rate	Combined contribution rate
1%	4%	5%
2%	5%	7%
3%	6%	9%
4%	7%	11%
5%	8%	13%
6%	9%	15%
7% and above	Remains at 9%	16% and above dependent on employee contribution

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The Company reserves the right to withdraw this benefit at any time or to vary the rules applicable to the scheme or the level of Company contributions to the scheme.

11.1.	Private Medical Insurance.

The Company will provide Family cover for you. Cover that includes children will provide insurance for children up to the age of 24 regardless of whether they are in full time education or not. The scheme is provided by such a reputable medical expenses insurance provider as the Company shall determine from time to time, subject to the Company being able to secure such cover at rates which it determines reasonable. The Company reserves the right to withdraw this benefit at any time or to vary the terms or level of cover at any time. This is a benefit on which you will be liable to pay income tax.

11.2.	Medical Cashplan.

The Company will provide Cash plan Level 1 cover for you. This cover includes children to age 18 regardless of whether they are in full time education or not. The scheme is provided by such a reputable Medical Cashplan expenses insurance provider as the Company shall determine from time to time, subject to the Company being able to secure such cover at rates which it determines to be reasonable. The Company reserves the right to withdraw this benefit at any time or to vary the terms or level of cover at any time.

11.3.	Income Protection Insurance.

The Company shall bear the cost of cover for you at rates which are reasonably acceptable to the Company. The Company will provide cover for you under its Income Protection Insurance subject to and in accordance with the rules and terms of such insurance scheme as may be in force from time to time. If you remain sick for a continuous period of 52 weeks regardless of your length of service you may be entitled to Income Protection Insurance. On acceptance of your application, 40% your salary will be paid for up to a maximum of 5 years (less Single Person’s Incapacity Benefit). The Company reserves the right to withdraw this benefit at any time or to vary the terms or level of benefits provided by this cover at any time.

11.4.	Life Assurance

The Company shall bear the cost of membership of a HMRC approved life assurance scheme for you, subject to and in accordance with the rules and terms of such life assurance scheme as may be in force from time to time. This scheme provides benefits on death in service of 4 times your basic annual salary, which is paid in accordance with the rules of the scheme in force. The Company reserves the right to withdraw this benefit at any time or to vary the terms or level of cover at any time.

11.5.	Stock Options.

Subject to the formal approval of the Board of Directors of Oclaro, Inc. {the “Parent”) and to the terms and conditions stated in the 2004 Amended and Restated Oclaro Stock Incentive Plan and the option agreement or other documentation governing any grant made to you (together the “Option Documentation”), the Company shall recommend to the Parent that it grants you an option over 60,000 shares of common stock of the Parent at an option price of not less than the fair market price per share of such common stock on the date of grant {the “Options”). Any Options granted (if any) shall be granted at such time as the Parent shall determine in its absolute discretion and all Options shall be exercisable and lapse in accordance with the rules of the Option Documentation.

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In no circumstances shall you be entitled upon the termination of your employment with the Company to any compensation for any loss of any right or benefit or prospective right or benefit under the Option Documentation or in respect of any Options, which right or benefit you might have enjoyed if it were not for the termination of your employment (including, without limitation, the lapse of the Options (or part thereof held by you) by reason of the termination of this agreement or your employment (whether or not such termination is lawful) or your ceasing to be employed by the Company or any Group Company), and regardless whether such compensation is claimed by way of damages for breach of contract or otherwise. You hereby waive all and any rights you have or may have in the future to any compensation or damages in consequence of the termination of your employment under this agreement or otherwise for any reason whatsoever (including, without prejudice to the generality of the foregoing, any termination of this agreement by the Company in breach of contract) insofar as those rights arise, or may arise, from your ceasing to have rights under, or be entitled to exercise any Options (or part thereof) under, the Option Documentation as a result of such termination of your employment or of this agreement or from the loss or diminution in value of such rights or entitlements.

11.6.	Restricted Stock Unit (RSU/RSA Subject to the formal approval of the Board of Directors of Oclaro, Inc. (the “Parent”) and to the terms and conditions stated in the 2004 Amended and Restated Oclaro Stock Incentive Plan and the option agreement or other documentation governing any grant made to you (together the “Restricted Stock Documentation”) the Company shall recommend to the Parent that it makes an award of restricted stock to you with regard to 60,000 [shares of common stock of the Parent] [restricted stock units] (the “Award”). Any Award made (if any) shall be granted at such time as the Parent shall determine in its absolute discretion and the Award shall vest and be forfeited in accordance with the rules of the Restricted Stock Documentation.

In no circumstances shall you be entitled upon the termination of your employment with the Company to any compensation for any loss of any right or benefit or prospective right or benefit under the Restricted Stock Documentation or in respect of the Award, which right or benefit you might have enjoyed if it were not for the termination of your employment (including, without limitation, the forfeit of the Award (or part thereof held by you) by reason of the termination of this agreement or your employment (whether or not such termination is lawful) or your ceasing to be employed by the Company or any Group Company) and regardless whether such compensation is claimed by way of damages for breach of contract or otherwise. You hereby waive all and any rights you have or may have in the future to any compensation or damages in consequence of the termination of your employment under this agreement or otherwise for any reason whatsoever {including, without prejudice to the generality of the foregoing, any termination of this agreement by the Company in breach of contract) insofar as those rights arise, or may arise, from your ceasing to have rights under, or be entitled to further vesting of any Award (or part thereof) under, the Restricted Stock Documentation as a result of such termination of your employment or of this agreement or from the loss or diminution in value of such rights or entitlements.

12.	HOURS OF WORK

12.1.	Your normal working hours are 37.5 hours per week. You must work between the hours of 9.30 a .m. to 4.00 p.m. Monday to Friday inclusive provided that you shall be entitled to take between 30 minutes and 2 hours for lunch each day. You may vary your start time between 7.30 a.m. and 9.30 a.m. and your finish time between 4.00 p.m. and 6.00 p.m. each working day provided that you must work 37.5 hours each week. You may finish early (3.00 p.m.) on a Friday provided you have worked for 2 hours after lunch and have completed 37.5 hours during the week. You are required to obtain approval from your manager to agree your working hours with your manager.

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12.2.	You may be required to work overtime as required to meet the needs of the business. Your full co-operation is expected at these times . You agree that the limit on average weekly working time set out in Regulation 4(1) of the Working Time Regulations 1998 will not apply to you, although you may withdraw your consent on giving the Company three months’ prior written notice.

13.	HOLIDAYS

13.1.	The Company’s holiday year runs from 1January to 31 December.

13.2.	You are entitled to 25 days paid holiday entitlement in addition to English public holidays or the equivalent pro rata in each holiday year if you are contracted to work part-time. The holiday entitlement for a part-time employee will be shown in hours. You are required to save up to four days holiday each year, or the equivalent in hours if you are a part-time employee, each year which shall be taken by you on such days that the Company determines a shutdown period. Adequate notice will be given by the Site Leader prior to any shutdown, unless you are notified otherwise by the Board in any year. The Company reserves the right to make changes to the amount of days required for a shutdown period provided that the Company gives you not less than three months’ notice of such changes.

13.3.	All holiday must be taken at times authorised by your Manager. You should submit requests for leave giving twice as much notice as the period of leave for which you are applying (e.g. if you are applying for one week of leave, you should apply at least two weeks before the start of the holiday period). For the avoidance of doubt Regulations 15(1) to 15(4) of the Working Time Regulations 1998 will apply to your employment.

13.4.	You may not, save with the prior express permission of your Manager in writing, carry forward any unused part of your holiday entitlement for a given holiday year into the subsequent holiday year. When permission is granted, the maximum permitted number of days’ holiday entitlement you may carry forward from any holiday year is limited to five days. This amount will be pro rata and expressed in hours for part-time employees dependent on their contractual hours. This holiday must be taken by the last day in April of the following year.

13.5.	For the holiday year during which your employment commences or terminates, your holiday entitlement will be calculated on a pro rata basis according to the number of weeks of completed service in such year.

13.6.	On the termination of your employment with the Company, the Company may at its discretion:

Require you to take, during your notice period, any or all holiday entitlement which will have accrued to you by the date on which your employment terminates; or

(a)	Pay you in lieu of your accrued but unused holiday entitlement, save that, if you are dismissed summarily for gross misconduct, the Company shall be under no obligation to pay you in respect of accrued but untaken holiday entitlement in excess of any minimum holiday entitlement required by law. All pay in lieu of holiday entitlement will be subject to deductions for income tax, employee’s national insurance contributions and other deductions required by law; or

(b)	Deduct an amount equal to salary paid to you in respect of holiday taken by you but not accrued by the date on which your employment terminates from any salary or payment in lieu of notice due to you or, in the event that this is insufficient, require you to repay such an amount to the Company.

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14.	DEDUCTIONS FROM WAGES

Without prejudice to any other rights open to the Company, you agree that the Company may deduct from any wages due to you, (including Company sick pay and any payment in lieu of notice or holiday entitlement) sums representing the value of any Company property negligently or deliberately lost by you; the cost of repairing any Company property damaged negligently or deliberately by you; any other sums owing from you to the Company; where you have been unable to perform your duties under this Agreement due to an accident caused by a third party, an amount equal to the amount of any damages you recover from a third party in respect of that accident capped at an amount equal to the salary and benefits you have received from the Company in respect of any period of absence to which the damages relate; any overpayment of salary or expenses or payment made to you by mistake or through misrepresentation; and any other sums authorised to be deducted by Section 13 of the Employment Rights Act 1996.

15.	DATA PROTECTION

In order to keep and maintain any records relating to your employment under this Agreement, it will be necessary for the Company to record, keep and process personal data relating to you on computer and in hard copy form. (Examples of personal data include details of your disciplinary record, any grievances raised by you and the contents of your personnel file, together with any sensitive personal data held by the Company such as your religious beliefs, your ethnic or racial origin and information relating to any physical disability or pregnancy). Further in order to pay your salary and offer you the other benefits to which you may be entitled, the Company may also need to obtain from you details of your bank account and other financial information. To the extent that it is reasonably necessary in connection with your employment and the Company’s responsibilities as an employer, this data may be disclosed to others, including other employees of the Company or any Group Company, the Company’s professional advisers, the Her Majesty’s Revenue and Customs or other taxation authority, the police and other regulatory authorities. You hereby consent to the recording, processing, use and disclosure by the Company of personal data relating to you as set out above, including the recording, processing, use and disclosure of your sensitive personal data to the extent required by reason of your employment or by law and the transmission of such data within or outside the European Union.

16.	SICKNESS OR INJURY

16.1.	Your sick absence entitlement includes any right to Statutory Sick Pay for any period of sick absence in line with the prevailing rules of the Statutory Sick Pay scheme and consists of (see note):

Year	Length of service	Maximum entitlement in weeks	Level of sick pay
1	0 > 3 months	0	SSP only
1	3>12 months	4	Full pay (including SSP)
2	12 > 24 months	8	Full pay (including SSP)
3	24 > 36 months	16	Full pay (including SSP)
4	36 > 48 months	20	Full pay (including SSP)
5& above	48 months & above	26	Full pay (including SSP)

Your entitlement to Company paid sick absence will be based on a rolling twelve month period. This will not affect your right to Statutory Sick Pay for any period of sick absence in line with the prevailing rules of the Statutory Sick Pay scheme. If you remain sick for a continuous period of 52 weeks regardless of your length of service-you may be entitled to receive benefits under the Company’s Income Protection Insurance. On acceptance of your application,40% your salary will be paid for 5 years (less Single Person’s Incapacity Benefit) unless during that period you became fit to return to work, subject to the insurer accepting liability for your claim.

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16.2.	If you are absent from work due to sickness, injury or accident you must notify your line manager (or their deputy) as soon as possible and in any event within 30 minutes of your normal start time on the first working day of absence. You will contact your manager (or their deputy) in person unless you are unable to use the phone. You should not text unless this is a supplementary message.

16.3.	If you are absent from work for less than 7 days you must complete a Back to Work Form setting out the nature of your illness or incapacity and the date the sickness ended on your return to work. If your absence continues for more than 7 days you will, on the eighth day of such absence, submit a Fitness To Work Statement from your doctor to your line manager (or their deputy) and continue to submit promptly any additional Statements from your doctor covering any further period of absence.

16.4.	Failure to comply with the certification requirements set out above may result in you forfeiting your entitlement to be paid during periods of absence and you may also subject to disciplinary action. Provided you comply with the notification and certification procedure set out above, during such absence the Company will pay your normal basic salary for the number of weeks specified in 16.1 of this contract, dependent on your length of service at the time of your sick absence. Thereafter, any Company sick pay is entirely at the discretion of the Company, provided that you shall be entitled to Statutory Sick Pay in accordance with the rules of the Statutory Sick Pay scheme, subject to the Company’s right to terminate your employment under this Agreement.

16.5.	Any Company sick pay shall include any Statutory Sick Pay payable to you under the prevailing rules of the Statutory Sick Pay scheme. The Company may deduct from Company sick pay an amount or amounts equal to any state benefit to which you are entitled.

16.6.	The Company reserves the right to require you to undergo a medical examination by the Company’s doctor or an independent medical practitioner at any time during a period of absence. You agree that the doctor or independent medical practitioner may disclose to the Company the results of the examination and discuss with the Company and its professional advisers any matters arising from the examination as might impair you from properly discharging your duties. The Company may also require you to also authorise your own doctor to provide the Company’s doctor and/or independent medical practitioner with any relevant extracts from your medical notes subject to your rights under the Access to Medical Reports Act 1988.

17.	CONFIDENTIALITY

17.1	During the course of your employment you will have access to and become aware of information which is confidential to the Company. You undertake that you will not, save in the proper performance of your duties for the Company, disclose to any person, firm, company or organisation or use (whether for your own benefit or for the benefit of any person, firm, company or organisation) any of the trade secrets or other confidential information of or relating to (a) the Company; (b) any Group Company; (c) any client or customer of the Company; (d) any person, firm, company or organisation with whom or which the Company is involved in any kind of business venture or partnership; or (e) any other third party to which the Company or any Group Company owes a duty or confidentiality. Further, you agree to use your best endeavours to prevent the unauthorised publication or disclosure of any such trade secrets or confidential information.

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The restriction stated in clause 17.1 above shall apply during, and after the termination of, your employment, but shall cease to apply to information which:

(a)	must be disclosed by law or pursuant to an order of any court or tribunal of competent jurisdiction:

(b)	any information that you can demonstrate to the reasonable satisfaction of the Company came into your knowledge via a third party unrelated to the Company or any Group Company who did not owe any duty of confidentiality to the Company or relevant Group Company with regard to the applicable information;

(c)	becomes available to the public generally (other than by reason of your breaching this clause).

(d)	Nothing in this clause will prevent you making a “protected disclosure” within the meaning of Sections 43A-L of the Employment Rights Act 1996, provided that you have first followed and exhausted any reasonable Company procedure in relation to the reporting of any alleged wrongdoing or wrongful conduct on the part of the Company or any Group Company or any of its/their officers, directors, employees or advisers.

17.2.	For the purposes of this Agreement confidential information shall include, but shall not be limited to:-

(a)	Corporate and marketing strategy and plans and business development plans;

(b)	Budgets, management accounts, bank account details and other confidential financial data;

(c)	Business sales and marketing methods;

(d)	Details, designs, know-how, technical data, techniques, processes and specifications of or relating to any products and services being sold, provided, manufactured, distributed, researched or developed, including all research and development reports and data and details of intellectual property solutions or rights relating to products or services;

(e)	Methods, procedures and information relating to the operation of its business, including details of salaries, bonuses, commissions and other employment terms applicable;

(f)	The names, addresses and contact details of any Customers or Prospective Customers, including customer lists in whatever medium this information is stored and details in relation to the requirements of those Customers or the potential requirements of Prospective Customers for any products or services, without prejudice to the generality of the foregoing, information provided by visitors to and users of any of its web sites,

(g)	The terms of business with its advertisers, customers and suppliers, including any pricing policy adopted and the terms of any partnership, joint venture or other form of commercial co-operation or agreement entered into with any third party;

(h)	Software and technical information necessary for the development, maintenance or operation of any of any website and the source and object code of each website; and

(i)	Any other information in respect of which it is bound by an obligation of confidence owed to a third party.

17.3.	Your undertaking to the Company in clause 18.1 is given to the Company for itself and as trustee for each Group Company.

18.	DELIVERY/RETURN OF THE COMPANY’S PROPERTY

18.1.	You may not save in the proper performance of your duties or with the Company’s permission, remove any property belonging to the Company or any Group Company, or relating to the affairs of the Company or any Group Company, from the Company’s or any Group Company’s premises, or make any copies of documents or records relating to the Company’s or any Group Company’s affairs.

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18.2.	Upon the Company’s request at any time, and in any event on the termination of your employment, you will immediately deliver up to the Company or its authorised representative, any plans, keys, mobile telephone, security passes, credit cards, customer lists, price lists, equipment, documents, records, papers, computer disks, tapes or other computer hardware or software (together with all copies of the same), and all property of whatever nature in your possession or control which belongs to the Company or any Group Company or relates to its or their business affairs. You will at the Company’s request furnish the Company with a written statement confirming that you have complied with this obligation.

18.3.	If, on the termination of your employment, you have any information relating to the Company or any Group Company or work you have carried out for the Company or any Group Company which is stored on a device (which for the purpose of this agreement includes any personal computer, laptop computer, web-server, personal digital assistant, mobile telephone, memory, disk or any other storage medium) which device does not belong to the Company, you agree to disclose this fact to the Company prior to or immediately upon the termination of your employment and you agree to provide the Company with immediate access to the relevant device so that the Company may download the information and/or supervise its deletion from the device concerned.

19.	COPYRIGHT AND DESIGN RIGHTS

19.1.	You acknowledge and agree that the provisions of this clause 19 apply in respect of any designs, databases, improvements, data, modifications, documents, software, processes, techniques or other things or works (“Works”) in which any Intellectual Property may subsist that you have made or originated either by yourself or jointly with other people during your employment with the Company or any Group Company including prior to the date of this agreement (but only to the extent that any such Intellectual Property has not already vested in any Group Company), as well as any such works which you may so make or originate after the date of this agreement (all such Works being “Relevant Works”).

19.2.	You will promptly disclose to your line manager all Relevant Works.

19.3.	Any Work which has been or may be created by you in the normal course of your employment in the course of carrying out duties specifically assigned to you or which is capable of being used or exploited by the Company or any Group Company in its business operations, shall be the property of the Company whether or not the Work was made at the direction of the Company, or was intended for the Company and the Intellectual Property in and in relation to it shall belong absolutely to the Company throughout all jurisdictions and in all parts of the world, together with all rights of registration, extensions and renewal (where relevant).

19.4.	To the extent that such Intellectual Property is not otherwise vested in the Company, you hereby assign, and agree to assign, the same to the Company, together with all past and future rights of action relating thereto.

19.5.	In relation to any Work that may be created by you in the future (but while you remain employed by the Company), whether in the normal course of your employment, in the course of carrying out duties specifically assigned to you or which is capable of being used or exploited by the Company or any Group Company in its business operations, you hereby assign, by way of present assignment of future rights to the extent permissible by law, the Intellectual Property in the same to the Company, with the intention that such Intellectual Property should immediately (upon arising vest in the Company.

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19.6.	You recognise and accept that the Company may edit, copy, add to, take from, adapt, alter and translate any Works in exercising the rights assigned under this clause 19.

19.7.	To the fullest extent permitted by law, you irrevocably and unconditionally waive any provision of law known as “moral rights” including any moral rights you may otherwise have under sections 77 to 85 inclusive of the Copyright Designs and Patents Act 1988 in relation to all Relevant Works. You give this waiver in favour of the Company and each Group Company, and all successors in title to and licensees of any Intellectual Property in such works (whether existing or future).

19.8.	You agree that you will at the Company’s request and expense, execute such further documents or deeds and do all things necessary or reasonably requested to vest Intellectual Property in the Company pursuant to, and/or to confirm and substantiate the rights of the Company under and/or allow Company to enjoy the benefit of, this clause 19 and/or clause 20 both before and after the termination of this agreement for any reason.

19.9.	You agree that you will not at any time make use of, disclose or exploit any property, trademarks, service marks, documents, materials or information in which the Company or any Group Company owns (wholly or partially) any Intellectual Property for any purpose which has not been authorised by the Company.

19.10.	This clause 19 is subject to clause 20 with respect to Inventions and Intellectual Property in inventions.

20.	INVENTIONS

20.1.	You acknowledge and agree that the provisions of this clause 20 apply in respect of any invent ion made or discovered or to be made or discovered by you (whether alone or jointly with others) from time to time during the course of your employment with the Company and any Group Company whether before or after the date of this agreement.

20.2	It has been and it shall be part of your normal duties at all times to consider in what manner and by what new methods or devices, products, services, processes, equipment or systems of the Company and each Group Company might be improved and to further the intellectual property interests of the Company. You and the Company agree that, because of the nature of your duties and the particular responsibilities arising from your duties, you have had and continue to have a special ob ligation to further the interests of the Company.

20.3.	You hereby acknowledge and agree that the sole ownership of any invention made or discovered or to be made or discovered by you (whether alone or jointly with others) from time to time in the course of undertaking your normal duties for the Company or any Group Company under this agreement or in the course of carrying out duties assigned to you by the Company or any Group Company under this agreement, whether in each case before or after the date of this agreement (“Company Inventions”), and all patents and other Intellectual Property there in shall (subject to any contrary provisions of the Patents Act 1977 the Copyright Designs and Patents Act 1988 or any other applicable laws and to any rights of a joint inventor thereof) belong free of charge and exclusively to the Company or as it may direct.

20.4.	You shall promptly give to your line manager full details of all inventions made or discovered by you from time to time during your employment with the Company or any Group Company, whether before or after the date of this agreement.

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20.5.	All Intellectual Property in all Company Inventions shall be and remain the property of the Company and the provisions of clause 19 above shall apply in relation to the same.

20.6.	You agree that you shall, at any time during your employment or thereafter, at the Company’s expense, do all such acts and things and execute such documents (including without limitation making application for letters patent) as the Company may reasonably request in order to vest effectually all Company Inventions, to the extent that the same is the property of the Company or any other Group Company, and any protection as to ownership or use (in any part of the world) of the same, in the Company or any Group Company, or as the Company may direct, and you hereby irrevocably appoint the Company for these purposes to be your attorney in your name and on your behalf to execute and do such acts and things and execute any such documents as set out above.

20.7.	You agree that you will not knowingly do or omit to do anything which will or may have the result of imperiling any such protection aforesaid or any application for such protection.

20.8.	You agree that you will not at any time make use of, disclose or exploit any Company Invention belonging wholly or partially to the Company or any Group Company for any purpose which has not been authorised by the Company.

20.9.	Each of the provisions in this clause 20 is distinct and severable from the others and if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of the clause will not in any way be affected or impaired.

21.	GARDEN LEAVE

21.I.	The Company shall be under no obligation to provide you with work during any period of notice to terminate your employment (or any part thereof), whether given by the Company or by you. During such period the Company may require you: (a) to carry out different duties from your normal duties, whether or not this occasions a loss of status;(b) to cease carrying out your duties altogether;(c) not to attend work and may exclude you from any premises of the Company or any Group Company; and/or (d) not to have any business dealings or contact with the Company’s employees, suppliers , advertisers, customers, Prospective Customers and agents. You will continue to receive your salary and all contractual benefits save: (i) where any term of this agreement or any other contract, agreement or plan to which you are a party, or in which you participate, states otherwise; (ii) that any bonus otherwise due to you shall be reduced on a pro-rata basis to take into account any part of the notice period during which you are on placed on garden leave and suspended from undertaking any duties for the Company; and (iii) that the Company shall have no obligation to compensate you for any commissions you fail to earn as a result of not actively pursuing your duties for the Company during any part of the notice period during which you are on garden leave and suspended from undertaking any duties for the Company. During such period of notice, you may not be engaged or employed by or take up any office in any other company, firm, business or organisation or trade on your own account or enter into any partnership without the prior written permission of the Board.

22.	SUSPENSION

The Company may at any time suspend you on full pay pending the outcome of a disciplinary investigation or for health reasons. Whilst you are suspended, the Company may impose the same conditions as apply to garden leave under clause 21 above.

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23.	RESTRICTIONS AFTER TERMINATION OF EMPLOYMENT

23.1.	You agree that you will not, without the prior written permission of the Board during the period of 6 months immediately following the termination of your employment ({less any period you spend on garden leave pursuant to clause 21), whether on your own behalf or on behalf of any individual, company, firm, business or other organisation, directly or indirectly:

(a)	in connection with the carrying on of any business which competes with any business of the Company or any Group Company with which business you were involved in the period of 12 months prior to the termination of your employment, solicit or entice away from the Company or any Group Company the business or custom of any customer or Prospective Customer with whom you had business dealings on behalf of the Company or any Group Company in the course of the period of 12 months prior to the termination of your employment or about which customer or Prospective Customer you are privy to confidential information at the date your employment terminates; or

(b)	in connection with the carrying on of any business which competes with any business of the Company or any Group Company with which business you were involved in the period of 12 months prior to the termination of your employment, have business dealings or contract with any Customer or Prospective Customer of the Company or any Group Company with which Customer or Prospective Customer you had business dealings on behalf of the Company or any Group Company in the course of the period of 12 months prior to the termination of your employment or about which Customer or Prospective Customer you are privy to confidential information at the date your employment terminates; or.

(c)	seek to entice away from the Company or any Group Company any person employed or engaged by the Company or any Group Company as or carrying out the functions of a director, vice president, manager or any other person acting in a sales, research and development or technical capacity at the date your employment terminates with whom you had material contact in the period of 12 months prior to the termination of your employment with the Company provided that this restriction shall apply regardless of whether the solicitation involves a breach of contract on the part of the director or employee concerned; or

(d)	employ or engage or offer to employ or engage any person employed or engaged by the Company any Group Company as or carrying out the functions of a Director, Vice President, Manager or any other person acting in a sales, research and development or technical capacity at the date your employment terminates with whom you had dealings in the last 12 months of your employment with the Company provided that this restriction shall apply regardless of whether the employment involves a breach of contract on the part of the Director or employee concerned; or

(e)	endeavour to entice away from the Company or in any way seek to affect the terms of business on which the Company deals with any person, firm, company or organisation whom or which supplied goods or services to the Company during the period of 12 months prior to the termination of your employment.

23.2.	You agree that you will not, without the prior written permission of the Board, for a period of 6 months following the termination of your employment with the Company (less any period you spend on garden leave pursuant to clause 21), be engaged or employed in the Restricted Area by or otherwise involved or interested in any company, firm, organisation or business which competes in the Restricted Area with any business of the Company or any Group Company with which business you are involved in the last 12 months of your employment under this Agreement.

23.3.	Each of the sub-clauses contained in clause 23 constitutes an entirely separate and independent covenant. If any restriction is held to be invalid or unenforceable by a court of competent jurisdiction, it is intended and understood by the parties that such invalidity or unenforceability will not affect the remaining restrictions or the validity of the rest of the Agreement and that if any such restriction would be valid if some part thereof were deleted, such restrictions shall apply with such modification as may be necessary to make them effective.

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23.4.	You agree that if you receive an offer of employment, consultancy, directorship or other office or partnership during the continuance in force of any of the above, you will prior to acceptance of an offer, provide the party making the offer with copies of this clause and details of your notice period, the restrictions on your use and disclosure of confidential information and the clauses dealing with copyright and inventions. Further, within 48 hours of receiving the aforementioned offer you will notify the Company of the identity of the party making the offer and the terms of the offer.

23.5.	You acknowledge that:-

(a)	Each of the restrictions in clause 23 goes no further than is necessary to protect the legitimate business interests of the Company and any Group Company; and

(b)	The Company is entering into this Agreement not only for itself but as trustee for each Group Company and with the intention that the Company and/or any Group Company will be entitled to seek the protection of and enforce each of its restrictions directly against you. If requested to do so by the Company however, you will at any time enter into like restrictions as those contained in this clause 24 (mutatis mutandis) with any other Group Company.

23.6.	Nothing in this clause 23 shall prohibit you from holding the investments and interests set out in clause 2.1 above.

23.7.	Following the date your employment terminates, you will not:

(a)	represent yourself as being in any way connected with the business of the Company or any Group Company (except to the extent agreed by such Company):

(b)	represent, promote or advertise or refer to your previous connection with the Company or any Group Company in such a way as to utilise any of their goodwill

(c)	carry on, cause or permit to be carried on any business under or using any name, trade mark, service mark, style, logo, get-up or image which is or has been used by the Company or any Group Company, or which in the reasonable opinion of the Board, is calculated to cause confusion with such a name, trade mark, service mark, style, logo, get-up or image or infer a connection with the Company or any Group Company.

24.	DISCIPLINARY AND GRIEVANCE PROCEDURES

A copy of the Company’s disciplinary and grievance procedures are available from Human Resources. These policies do not form part of your contract of employment and may be varied by the Company at any time.

25.	COLLECTIVE AGREEMENTS

There are no Collective Agreements which directly affect your terms and conditions of employment.

26.	SECURITY

26.1.	All communications, whether by telephone, email, fax, or any other means, which are transmitted, undertaken or received using Company property or on Company premises will be treated by the Company as work related and are subject to interception, recording and monitoring without further notice. You should not regard any such communications as private.

26.2.	Interception, recording and monitoring of communications is intended to protect the Company’s business interests, for example, but without limitation, for the purposes of quality control, security of communication and IT systems, record-keeping and evidential requirements, detection and prevention of criminal activity or misconduct and to assist the Company to comply with relevant legal requirements. Such interception, recording and monitoring will not be undertaken for prurient interest.

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26.3.	Intercepted communications may be used as evidence in disciplinary or legal proceedings, including in any such action against you.

26.4.	By transmitting, undertaking or receiving communication using Company property or on Company premises you consent to the above terms.

27.	ENTIRE AGREEMENT

27.1.	This Agreement sets out the entire agreement between the Company and you at the date of this Agreement in relation to your terms and conditions of employment and is in substitution for and supersedes any previous contract of employment between the Company and you, which shall be deemed to have been terminated by mutual consent and without giving rise to claims against the Company. You represent and warrant that you are not entering into this Agreement in reliance on any representation not expressly set out herein.

27.2.	The termination of this Agreement howsoever arising shall not affect any of the provisions of this Agreement which are expressed to operate or have effect or are capable of operation or effect after such termination.

28.	NOTICES

Any notice you are required to give under this Agreement should be given by you to your Manager. Any notice the Company is required to give you should be handed to you or delivered or posted by special delivery post to your last notified address. These notices will be deemed to have been given on receipt if handed to you or your Manager, when delivered if delivered or posted to your last notified address.

29.	THIRD PARTIES

This Agreement constitutes an agreement solely between the Company and you and, save where otherwise provided, nothing in this contract confers or purports to confer on a third party any benefit or any right to enforce a term of this contract for the purposes of the Contracts (Rights of Third Parties) Act 1999.

30.	INTERPRETATION

Any reference in this Agreement to:-

30.1.	Any Act or delegated legislation includes any statutory modification or re-enactment of it or the provision referred to;

30.2.	“Board” shall mean the Board of Directors of the Company from time to time or any person or any committee of the Board duly appointed by it;

30.3.	“Group Company” means a company which from time to time is a subsidiary or a holding company of the Company or a subsidiary of such holding company (where the terms “subsidiary” and “holding company” have the meanings attributed to them by section 1159 of the Companies Act 2006);

30.4.	“include” and “including” and “in particular” shall be construed as being by way of illustration only and shall not limit the generality of the preceding words;

30.5.	“Intellectual Property” means rights in designs, copyrights and related rights, patents, rights in confidential information (including know-how), trade mark rights and database rights, in each case whether or not registered or registrable and including applications (and rights to apply) for registration, and all rights and forms of protection of a similar nature or having equivalent effect subsisting from time to time in any jurisdiction worldwide;

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30.6.	“Prospective Customer” means any person with whom the Company (or any Group Company) is in negotiations or is tendering for the supply of its goods and services; and

30.7.	“Restricted Area” means England and such other countries within which, on the date your employment terminates, the Company or any Group Company operates the business within which you were employed by the Company during the last 12 months of your employment with the Company and in relation to which country, during the last 12 months of your employment, you:

(a)	undertook material duties for the Company or any Group Company in relation to any part of the Business being operated in that country; or

(b)	had a material degree of management responsibility for a material part of the Business being operated in that country; or

(c)	were privy to confidential information relating to the Business .

31.	GOVERNING LAW

Your terms of employment with the Company are governed by English law and the parties submit to the exclusive jurisdiction of the English Courts. The Company may however enforce the Agreement in any other courts of competent jurisdiction.

IN WITNESS WHEREOF this agreement has been executed by an authorised employee of the Company, and executed and delivered as a deed by you, on the date stated on the first page of this agreement.

EXECUTED by Oclaro Technology Limited:	/s/ ELAINE BARNDEN
Elaine Barnden, Senior HR Director EMEA

EXECUTED and DELIVERED as a DEED
By Adrian Meldrum:	/s/ ADRIAN MELDRUM

in the presence of:-

Signature of witness	/s/ STEPHEN SHAW
Name of witness	Stephen Shaw
Address of witness	79 Bishops Drive Wokingham RG40 lWA

Occupation of witness	IT Consultant

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